UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 21, 2026

BOOST RUN INC.

(Exact name of registrant as specified in its charter)

Delaware	001-43277	39-4824850
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5 Revere Drive, Suite 200,

Northbrook, IL 60062

(Address of principal executive offices, including zip code)

(647) 487-3367

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value	BRUN	The Nasdaq Stock Market LLC
Warrants, each whole warrant is exercisable for one share of Class A Common Stock at an exercise price of $11.50 per share	BRUNW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On May 21, 2026, Boost Run Inc. (the “Company”) entered into a Boost Run Service Agreement (the “MSA”) with Thinking Machines Lab Inc. (the “Customer”), pursuant to which the Company agreed to provide high-performance managed GPU compute and cloud infrastructure services to the Customer. Concurrently with the MSA, the Company and the Customer executed two Order Forms (collectively, the “Orders,” and together with the MSA, the “Agreements”) for the rental of NVIDIA B300 GPU servers.

The MSA serves as the governing agreement required to access the Boost Run platform, where bare metal server provisioning takes place. The MSA establishes the overarching terms and conditions for the customer relationship. Individual server rentals on the Boost Run platform are documented through Orders that are executed by both parties. Orders may have varying term durations, ranging from hours to multiple years, depending on the customer’s selected commitment period. A single customer may hold multiple active Orders under a single MSA, each with its own duration. Once an Order is placed on the Boost Run platform, it is non-cancelable for the specified term duration, and any fees associated with that Order are non-refundable.

Pursuant to the Orders, the Company will provide GPU server rental services for an initial term of 36 months, with a combined total contract value of approximately $471.7 million. The Orders provide for the deployment of a total of 5,000 NVIDIA B300 GPUs across the Company’s data center facilities, along with related shared network storage and CPU node services.

The MSA commences on May 21, 2026, and continues through the end date specified in the applicable Order. The Customer is obligated to pay all fees for the full duration of the initial term or any extended term, regardless of actual usage, except as expressly set forth in the MSA or the applicable Order. The Customer may terminate the MSA, or an applicable Order, for cause if the Company materially breaches its obligations and fails to cure such breach within thirty (30) days of receiving written notice. Upon any termination, all outstanding fees become immediately due and payable. The MSA also contains customary provisions relating to, among other things, service levels, intellectual property, data protection, confidentiality, limitation of liability, indemnification, and suspension and termination rights.

Neither the Company nor any of its affiliates have any material relationship with the Customer, other than in respect of the Agreements.

The foregoing description of the Agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the MSA, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1†	Boost Run Service Agreement, dated May 21, 2026, by and between Boost Run Inc. and Thinking Machines Lab Inc.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

† Portions of this exhibit have been redacted pursuant to Item 601(b)(10)(iv) of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOOST RUN INC.

	By:	/s/ Andrew Karos
	Name:	Andrew Karos
	Title:	CEO

Date: May 28, 2026